Exhibit 99.1

Ally Financial Reports Third Quarter 2014 Financial Results

  Net income of $423 million, $0.74 per diluted common share, adjusted EPS of $0.53
  Core pre-tax income of $467 million
  Net financing revenue, excluding OID, improved 17 percent year-over-year
  Consumer auto originations of $11.8 billion in the quarter
  Auto Finance earning assets increased 7 percent, net financing revenue up 6 percent year-over-year
  Ally Bank named 'Best Online Bank' for 4th straight year - MONEY® Magazine 2011-2014
  Recognized as ‘Best Online Bank’ by Kiplinger’s Personal Finance

NEW YORK (Oct. 29, 2014) – Ally Financial Inc. (NYSE:ALLY) today reported net income of $423 million, or $0.74 per diluted common share, for the third quarter of 2014 compared to net income of $323 million, or $0.54 per diluted common share, in the prior quarter, and net income of $91 million, or a loss of $0.27 per diluted common share, for the third quarter of 2013. The company reported core pre-tax income1 of $467 million in the third quarter of 2014, compared to core pre-tax income of $400 million in the prior quarter and $269 million in the comparable prior year period. Adjusted earnings per diluted common share2 for the quarter were $0.53, compared to $0.42 for the previous quarter and $0.05 for the comparable prior year period.

Results for the quarter were driven by continued strong performance from the auto finance franchise. Automotive net financing revenue increased 6 percent year-over-year, despite normalizing trends for used vehicle prices, while automotive earning assets grew 7 percent year-over-year, driven by continued strength in originations. Consumer financing originations increased to $11.8 billion, with growth channel originations increasing 54 percent compared to the prior year period. Year-over-year, excluding OID, the company’s net financing revenue increased 17 percent and cost of funds improved 50 basis points, as a result of continued growth in retail deposits of 12 percent and an improved debt structure. Provision expense decreased 28 percent year-over-year driven by lower expected credit losses. Affecting the year-over-year comparison was also the non-recurrence of a one-time charge taken in the third quarter of 2013 in discontinued operations, related to settlements with the Federal Housing Finance Agency and the Federal Deposit Insurance Corporation, as receiver for certain failed banks, for all pending litigation and related claims associated with Ally’s legacy mortgage operations.

1 Core pre-tax income reflects income from continuing operations before taxes and original issue discount (OID) amortization expense primarily from legacy bond exchanges.

2 Adjusted EPS excludes income from discontinued operations, one-time tax items, and the impact of core OID from legacy bond exchanges and repositioning items, net of tax. See slide 4 in the Ally Financial Inc. 3Q Earnings Review presentation which is available at www.ally.com/about/investor/events-presentations/ for details.

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“In the third quarter, Ally’s results demonstrated continued strength and marketplace leadership by its Dealer Financial Services operation, as well as steady and efficient deposit growth at Ally Bank,” said Chief Executive Officer Michael A. Carpenter. “We continued to make significant progress on our three-point plan to improve the core return on tangible common equity and in the third quarter achieved additional decreases in our cost of funds and increases in both net interest margin and net financing revenue.

“Operationally, Ally’s businesses have performed well in the respective sectors. The auto finance business continued to broaden its dealer network and new and used originations from growth channel dealers increased 54 percent year-over-year. In addition, Ally Bank’s customer-centric philosophy continues to win considerable accolades, supporting the steady expansion of its customer base of purposeful savers and increasing retail deposits, up 12 percent in the past year to $46.7 billion,” Carpenter concluded.

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Results by Segment

($ millions)

				Increase/(Decrease) vs.
	3Q 14	2Q 14	3Q 13	2Q 14	3Q 13
Automotive Finance	$415	$461	$339	$(46)	$76
Insurance	60	(23)	83	83	(23)
Mortgage	(3)	27	(5)	(30)	2
Corporate and Other (ex. OID)[1]	(5)	(48)	(146)	43	140
Core pre-tax income, excluding repositioning items[2]	$467	$417	$271	$50	$196
Repositioning items[3]	-	(16)	(2)	16	2
Core pre-tax income[2]	$467	$400	$269	$66	$198
OID amortization expense	47	53	64	(7)	(17)
Income tax expense	127	64	28	63	99
Income/(loss) from discontinued operations[4,5]	130	40	(86)	90	216
Net income	$423	$323	$91	$100	$332

ROTCE	10.3%	7.7%	n/m
Core ROTCE[6]	9.1%	8.4%	5.4%
Adjusted Efficiency ratio[6]	49%	49%	59%
GAAP Earnings Per Common Share (diluted)[7]	$0.74	$0.54	$(0.27)	$0.20	$1.01
Adjusted Earnings Per Common Share[7]	$0.53	$0.42	$0.05	$0.11	$0.48

1. Corporate and Other primarily consists of Ally’s centralized treasury activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with debt issuances and bond exchanges. Corporate and Other also includes the Corporate Finance business, certain investment portfolio activity and reclassifications, eliminations between the reportable operating segments, and certain unallocated expenses including overhead previously allocated to operations that have since been sold or discontinued.

2. Core pre-tax income, a non-GAAP financial measure, is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges.

3. No repositioning items in 3Q14. Repositioning items for 2Q14 are primarily related to underwriting and legal fees for the company’s initial public offering. Repositioning items for 3Q13 are primarily related to exiting non-strategic mortgage-related activities. Refer to slide 23 of the Ally Financial Inc. 3Q Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/ for a reconciliation to GAAP. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

4. Includes a one-time tax true-up in 3Q14 in connection with completed sales in discontinued operations, and a charge in 3Q13 for FHFA and FDIC settlements.

5. The following businesses are classified as discontinued operations: the Brazilian automotive finance operations (sale completed 4Q13) and the remaining international automotive finance operations, including the joint venture in China (sale announced 4Q12).

6. See slide 24 in the Ally Financial Inc. 3Q Earnings Review presentation which is available at www.ally.com/about/investor/events-presentations/ for definitions and details. Calculations can be found on page 22 of the 3Q2014 Financial Supplement.

7. See slide 4 in the Ally Financial Inc. 3Q Earnings Review presentation which is available at www.ally.com/about/investor/events-presentations/ for details.

Return on Average Tangible Common Equity (ROTCE)

Ally continued to make progress on its three-point plan to increase shareholder value and improve the company’s return on average tangible common equity.

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•	Net Interest Margin (NIM) Expansion: Ally continues to execute its liability management program to increase deposits, to replace high-cost legacy debt, and to access the securitization markets, which contributed to a cost of funds reduction of 50 basis points compared to the prior year period. Year-over-year, net financing revenue, excluding OID, improved 17 percent and net interest margin, excluding OID, improved 31 basis points to 2.65 percent.
•	Expense Reduction: Efforts to improve efficiency continued to drive down controllable expenses approximately $19 million year-over-year. Ally’s adjusted efficiency ratio was 49 percent for the quarter, compared to 59 percent in the comparable prior year period.
•	Regulatory Normalization: Progress continued as the company advanced its liability management initiative by completing cash tender offers on three series of senior notes in October, further reducing the company’s high-cost legacy debt.

Liquidity and Capital

Highlights

•	Cost of funds, excluding OID, improved by 50 basis points in the past year.
•	Improved preliminary third quarter 2014 capital ratios, with Tier 1 capital at 12.7 percent and Tier 1 Common capital at 9.7 percent.

Ally’s consolidated cash and cash equivalents were $5.7 billion as of Sept. 30, 2014, down slightly from $5.8 billion at June 30, 2014. Included in this quarter’s balance are $2.2 billion at Ally Bank and $1.5 billion at the Insurance business.

Ally's total equity was $15.2 billion at Sept. 30, 2014, up from $14.9 billion at the end of the prior quarter. The company's preliminary third quarter 2014 Tier 1 capital ratio was 12.7 percent and Ally’s preliminary Tier 1 Common capital ratio was 9.7 percent, both improving primarily as a result of the company’s third quarter net income. Ally’s estimated fully-phased-in Basel III Common Equity Tier 1 ratio improved to 9.8 percent for the quarter.

Ally continued to execute a diverse funding strategy during the third quarter of 2014. This strategy included strong growth in deposits, which represent approximately 44 percent of Ally’s funding portfolio, completion of new term U.S. auto securitizations totaling approximately $3.2 billion for the quarter and approximately $1.0 billion of unsecured debt. The company continued to successfully execute a liability management strategy to reduce high-cost legacy debt, completing the repurchase of approximately $750 million of legacy debt through cash tender offers on three series of senior notes earlier this month.

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Ally Bank

Highlights

•	Retail deposits grew to $46.7 billion, up $5.0 billion or 12 percent year-over-year.
•	Ally Bank named 'Best Online Bank' for 4th straight year - MONEY® Magazine 2011-2014.
•	Recognized as ‘Best Online Bank’ by Kiplinger’s Personal Finance.
•	Approximately 68 percent of Ally's total assets were funded at Ally Bank at the close of the period.
•	Customer base grew 17 percent year-over-year to approximately 885,000 primary customers.
•	Launched mobile banking apps for iPad®, Android™ tablet and Kindle Fire(SM).

For purposes of quarterly financial reporting, operating results for Ally Bank, the company's direct banking subsidiary, are included within Auto Finance, Mortgage and Corporate and Other, based on its underlying business activities.

Deposits

The company remains focused on growing quality deposits through Ally Bank, which continued to build its deposit base and maintained strong customer loyalty, attracting and retaining customers with its consumer-centric value proposition. Retail deposits at Ally Bank increased to $46.7 billion as of Sept. 30, 2014, compared to $45.9 billion at the end of the prior quarter. Year-over-year, retail deposits increased $5.0 billion, up 12 percent. Brokered deposits at Ally Bank totaled approximately $9.7 billion as of Sept. 30, 2014, flat from the prior quarter. The Ally Bank franchise has continued strong expansion of its customer base to approximately 885,000 primary customer accounts, growing 17 percent year-over-year.

Automotive Finance

Highlights

•	Consumer auto financing originations totaled $11.8 billion for the quarter, up 23 percent year-over-year.
•	Net financing revenue improved 6 percent versus the prior year period.
•	Automotive earning assets increased 7 percent year-over-year.
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•	Strong progress in new and used originations from growth channel dealers, up 54 percent year-over-year.
•	Set new records for used originations, totaling $3.2 billion for the period, and decisioned applications – marking two consecutive quarters of highest levels in Ally history.
•	Increased average commercial auto balances to approximately $31 billion for the quarter, up 12 percent year-over-year.
•	Increased rankings in each of the three finance areas of the 2014 J.D. Power Dealer Financing Satisfaction Study.
•	Honored with 2014 Auto Finance Excellence Award by Auto Finance News for success and contributions to the auto finance industry.

Auto Finance reported pre-tax income of $415 million for the third quarter of 2014, compared to $339 million in the corresponding prior year period. Results for the quarter were primarily driven by solid net financing revenue, due to strong earning asset growth across all products, despite continued intense competition and ongoing normalization of used vehicle prices resulting in lower lease gains during the quarter. Additionally, provision expense declined year-over-year due to lower expected credit losses. Non-interest expense was up modestly due to investments in the auto finance platform to service the company’s larger portfolio.

Total end-of-period earning assets for Auto Finance, comprised primarily of consumer and commercial receivables and leases, were $109 billion for the quarter. Consumer earning assets totaled $78 billion, up 6 percent year-over-year, due to continued strong origination volume. End-of-period commercial earning assets increased to $31 billion, compared to approximately $28 billion in the prior year period, as a result of higher dealer stock and growth in the dealer loan portfolio.

Consumer financing originations in the third quarter of 2014 were $11.8 billion, compared to $10.9 billion in the prior quarter and $9.6 billion in the corresponding prior year period. The originations were comprised of $5.6 billion of new retail, $3.2 billion of used retail and $3.0 billion of leases. Consumer financing origination levels in the third quarter of 2014 were driven by year-over-year growth in all product channels, with very strong growth in the new and used retail channels, up 35 percent and 22 percent, respectively. Notably, volume from growth channel dealers improved significantly in both new and used, increasing 54 percent year-over-year.

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Insurance

Highlights

•	Steady written premiums, totaling $265 million in the quarter for the Dealer Products and Services group.
•	Improved non-weather related losses resulting from lower vehicle service contract claims.

Insurance, which focuses on dealer-centric products such as extended vehicle service contracts (VSCs) and dealer inventory insurance, reported pre-tax income from continuing operations of $60 million in the third quarter of 2014, compared to pre-tax income of $83 million in the corresponding prior year period. This was driven by a $21 million decrease in underwriting income as the result of wholesale floorplan weather-related losses, compared to the prior year period. Partially offsetting the decline was a $15 million improvement to non-weather related losses resulting from lower vehicle service contract claims. Total investment income remained strong at $53 million in the third quarter of 2014, compared to $55 million in the comparable prior year period.

Mortgage

During the third quarter of 2014, Mortgage reported a pre-tax loss of $3 million, compared to a pre-tax loss of $5 million in the prior year period, excluding repositioning items in the prior year. The mortgage held-for-investment portfolio is approximately $7.6 billion as of Sept. 30, 2014, down $252 million from the prior quarter.

Corporate and Other

Corporate and Other primarily consists of Ally's centralized treasury activities, the residual impacts of the company's corporate funds transfer pricing, asset liability management activities, and the amortization of the discount associated with debt issuances and bond exchanges. Corporate and Other also includes the Corporate Finance business, certain investment portfolio activity and reclassifications, eliminations between the reportable operating segments, and overhead previously allocated to operations that have since been sold or discontinued.

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Corporate and Other reported a core pre-tax loss (excluding core OID amortization expense and repositioning items) of $5 million, compared to a loss of $146 million in the comparable prior year period. Results were primarily affected by an improved cost of funds resulting from the company's liability management strategy. Ally’s efforts to streamline the business and reduce controllable expenses further contributed to improved results.

Core OID amortization expense totaled $47 million in the third quarter of 2014, compared to $64 million reported in the corresponding prior year period.

Additional Financial Information

For additional financial information, the third quarter 2014 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full suite of financing products and services, including new and used vehicle inventory and consumer financing, leasing, inventory insurance, commercial loans and vehicle remarketing services. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Corporate Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $149.2 billion in assets as of Sept. 30, 2014, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally's actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors ("GM"), and Ally and Chrysler Group LLC ("Chrysler"); our ability to maintain relationships with automotive dealers; our ability to realize the anticipated benefits associated with being a financial holding company, and the significant regulation and restrictions that we are subject to; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of Ally, Chrysler, or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

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Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:

Gina Proia
646-781-2692
gina.proia@ally.com

Sarah Comstock

313-656-6954

sarah.n.comstock@ally.com

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